Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them a statement on Schedule 13D (including amendments thereto) with respect to the membership units of Vestin Fund III, LLC and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.  In evidence thereof each of the undersigned, being duly authorized, hereby execute this Agreement on the date set forth below.

Date:	June 2, 2009

By:	/s/ Michael V. Shustek
Michael V. Shustek

Date:	June 2, 2009

SHUSTEK INVESTMENTS, INC.

By:	/s/ Michael V. Shustek
Michael V. Shustek
President, Chief Executive Officer and Director